Exhibit 2

Independent Auditor’s Report

The Board of Directors

Japan Bank for International Cooperation

We have audited the accompanying financial statements of Japan Bank for International Cooperation, which comprise the balance sheets as at March 31, 2014 and 2013, and the statements of operations, changes in net assets, and cash flows for the years then ended and a summary of significant accounting policies and other explanatory information, all expressed in Japanese yen.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in Japan, and for designing and operating such internal control as management determines is necessary to enable the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. The purpose of an audit of the financial statements is not to express an opinion on the effectiveness of the entity’s internal control, but in making these risk assessments the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Japan Bank for International Cooperation as at March 31, 2014 and 2013, and their financial performance and cash flows for the years then ended in conformity with accounting principles generally accepted in Japan.

Convenience Translation

We have reviewed the translation of these financial statements into U.S. dollars, presented for the convenience of readers, and, in our opinion, the accompanying financial statements have been properly translated on the basis described in Note 1.

/s/ Ernst & Young ShinNihon LLC

June 18, 2014

Tokyo, Japan

BALANCE SHEETS

		March 31, 2013	March 31, 2014	March 31, 2014
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Assets:
Cash and due from banks		¥837,986	¥723,189	$7,027
Cash		0	0	0
Due from banks		837,986	723,189	7,027
Receivables under resale agreements	Note 6	284,902	202,733	1,970
Securities	Note 5	122,181	227,201	2,208
Other securities		122,181	227,201	2,208
Loans and bills discounted	Notes 7	10,555,128	12,655,401	122,963
Loans on deeds		10,555,128	12,655,401	122,963
Other assets		338,679	213,627	2,076
Prepaid expenses		307	323	3
Accrued income		34,558	37,008	360
Derivatives other than for trading-assets		264,231	73,135	711
Cash collateral paid for financial instruments		39,070	102,890	1,000
Other		511	271	2
Property, plant and equipment	Note 9	28,206	28,558	277
Buildings		3,166	3,176	31
Land		24,694	24,694	240
Lease assets		37	31	0
Construction in progress		5	—	—
Other		301	655	6
Intangible assets		1,352	1,561	15
Software		1,340	1,561	15
Lease assets		11	—	—
Customers’ liabilities for acceptances and guarantees		2,400,699	2,422,658	23,539
Allowance for loan losses		(138,891)	(128,885)	(1,252)

Total assets		¥14,430,245	¥16,346,047	$158,823

Liabilities:
Borrowed money		¥7,234,598	¥8,407,707	$81,692
Borrowings		7,234,598	8,407,707	81,692
Bonds payable	Note 8	2,215,962	2,711,377	26,345
Other liabilities		216,171	448,229	4,355
Accrued expenses		27,127	29,106	283
Unearned revenue		50,284	52,091	506
Derivatives other than for trading-assets		32,654	303,640	2,950
Cash collateral received for financial instruments		105,240	63,140	613
Lease obligations		58	38	0
Other		805	211	3
Provision for bonuses		445	483	5
Provision for directors’ bonuses		5	5	0
Provision for retirement benefits		15,595	14,251	138
Provision for directors’ retirement benefits		29	20	0
Acceptances and guarantees		2,400,699	2,422,658	23,539

Total liabilities		¥12,083,506	¥14,004,734	$136,074

Net assets:
Capital stock		¥1,360,000	¥1,360,000	$13,214
Retained earnings		851,685	911,366	8,855
Legal retained earnings		788,314	820,000	7,967
Other retained earnings		63,370	91,366	888
Retained earnings brought forward		63,370	91,366	888
Total shareholders’ equity		2,211,685	2,271,366	22,069
Valuation difference on available-for-sale securities		2,221	5,472	53
Deferred gains or losses on hedges		132,831	64,472	627
Total valuation and translation adjustments		135,053	69,945	680
Total net assets		¥2,346,738	¥2,341,312	$22,749

Total liabilities and net assets		¥14,430,245	¥16,346,047	$158,823

STATEMENTS OF OPERATIONS

		March 31, 2013	March 31, 2014	March 31, 2014
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Ordinary income:		¥217,291	¥226,100	$2,197
Interest income		167,947	181,143	1,760
Interest on loans and discounts		132,408	149,769	1,455
Interest and dividends on securities		441	643	6
Interest on receivables under resale agreements		671	262	3
Interest on deposits with banks		1,232	1,623	16
Interest on interest swaps		33,191	28,784	280
Other interest income		2	60	0
Fees and Commissions		23,288	23,722	230
Other fees and commissions		23,288	23,722	230
Other ordinary income		9,171	3,615	35
Gain on foreign exchange transactions		5,197	3,615	35
Income from derivatives other than for trading or hedging		3,950	—	—
Other		24	—	—
Receipts from the national budget		256	—	—
Receipts from general account of the national budget		256	—	—
Other income		16,627	17,617	172
Recoveries of written-off claims		—	10,006	97
Recoveries of written-off claims		4,572	3,713	36
Gain on investments in partnerships	Note 12	11,843	3,694	36
Other		211	203	3
Ordinary expenses:		153,708	134,741	1,309
Interest expenses		119,510	115,677	1,124
Interest on borrowings and rediscounts		63,797	57,187	556
Interest on bonds		55,476	58,430	568
Other interest expenses		236	60	0
Fees and commissions payments		1,427	2,217	22
Other fees and commissions		1,427	2,217	22
Other ordinary expenses		597	1,377	13
Amortization of bond issuance cost		387	979	10
Expenses on derivatives other than for trading or hedging		—	138	1
Other		210	260	2
General and administrative expenses		17,551	14,952	145
Other expenses		14,620	516	5
Provision of allowance for loan losses		14,620	—	—
Other		0	516	5
Ordinary profit		63,583	91,358	888
Extraordinary income		1	8	0
Gain on disposal of noncurrent assets		1	8	0
Extraordinary loss		—	0	0
Loss on disposal of noncurrent assets		—	0	0
Net income		¥63,585	¥91,366	$888

STATEMENTS OF CHANGES IN NET ASSETS

From April 1, 2012 to March 31, 2013

(In millions of yen)
Shareholders’ equity
Retained earnings
Other retained earnings
Capital stock	Legal retained earnings	Retained earnings brought forward	Total retained earnings	Total shareholders’ equity
Balance at the beginning of current period	Note 13	(b)	¥1,291,000	Note 13	(b)	¥788,314	Note 13	(b)	¥(5)	Note 13	(b)	¥788,309	Note 13	(b)	¥2,079,309
Changes of items during the period
Issuance of new shares	69,000	69,000
Payment to national treasury	(209)	(209)	(209)
Net income	63,585	63,585	63,585
Net changes of items other than shareholders’ equity
Total changes of items during the period	69,000	—	63,376	63,376	132,376
Balance at the end of current period	¥1,360,000	¥788,314	¥63,370	¥851,685	¥2,211,685

(In millions of yen)
	Valuation and translation adjustments						Total net assets
	Valuation difference on available-for-sale securities		Deferred gains or losses on hedges		Total valuation and translation adjustments
Balance at the beginning of current period	Note 13(b)	¥—	Note 13(b)	¥—	Note 13(b)	¥—	Note 13(b)	¥2,079,309
Changes of items during the period
Issuance of new shares								69,000
Payment to national treasury								(209)
Net income								63,585
Net changes of items other than shareholders’ equity		2,221		132,831		135,053		135,053
Total changes of items during the period	Note 13(c)	2,221	Note 13(c)	132,831		135,053		267,429
Balance at the end of current period		¥2,221		¥132,831		¥135,053		¥2,346,738

From April 1, 2013 to March 31, 2014

(In millions of yen)
	Shareholders’ equity
		Retained earnings
			Other retained earnings
	Capital stock	Legal retained earnings	Retained earnings brought forward	Total retained earnings	Total shareholders’ equity
Balance at the beginning of current period	¥1,360,000	¥788,314	¥63,370	¥851,685	¥2,211,685
Changes of items during the period
Issuance of new shares		31,685	(31,685)	—	—
Payment to national treasury			(31,685)	(31,685)	(31,685)
Net income			91,366	91,366	91,366
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	31,685	27,996	59,681	59,681
Balance at the end of current period	¥1,360,000	¥820,000	¥91,366	¥911,366	¥2,271,366

(In millions of yen)
	Valuation and translation adjustments			Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments
Balance at the beginning of current period	¥2,221	¥132,831	¥135,053	¥2,346,738
Changes of items during the period
Issuance of new shares				—
Payment to national treasury				(31,685)
Net income				91,366
Net changes of items other than shareholders’ equity	3,251	(68,358)	(65,107)	(65,107)
Total changes of items during the period	3,251	(68,358)	(65,107)	(5,425)
Balance at the end of current period	¥5,472	¥64,472	¥69,945	¥2,341,312

From April 1, 2013 to March 31, 2014

(In millions of U.S. dollars)
	Shareholders’ equity
		Retained earnings
	Capital stock	Legal retained earnings	Other retained earnings	Total retained earnings	Total shareholders’ equity
			Retained earnings brought forward
Balance at the beginning of current period	$13,214	$7,659	$616	$8,275	$21,489
Changes of items during the period
Issuance of new shares		308	(308)	—	—
Payment to national treasury			(308)	(308)	(308)
Net income			888	888	888
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	308	272	580	580
Balance at the end of current period	$13,214	$7,967	$888	$8,855	$22,069

(In millions of U.S. dollars)
	Valuation and translation adjustments
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Total valuation and translation adjustments	Total net assets
Balance at the beginning of current period	$22	$1,291	$1,313	$22,802
Changes of items during the period
Issuance of new shares				—
Payment to national treasury				(308)
Net income				888
Net changes of items other than shareholders’ equity	31	(664)	(633)	(633)
Total changes of items during the period	31	(664)	(633)	(53)
Balance at the end of current period	$53	$627	$680	$22,749

STATEMENTS OF CASH FLOWS

		March 31, 2013	March 31, 2014	March 31, 2014
		(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Cash flow from operating activities
Net income		¥63,585	¥91,366	$888
Depreciation and amortization		1,018	1,245	12
Increase (decrease) in allowance for loan losses		14,620	(10,006)	(97)
Increase (decrease in provision for bonuses		(55)	37	0
Increase (decrease) in provision for directors’ bonuses		4	0	0
Increase (decrease) in provision for retirement benefits		2,332	(1,344)	(13)
Increase (decrease) in provision for directors’ retirement benefits		11	(8)	(0)
Gain on fund management		(167,947)	(181,143)	(1,760)
Financing expenses		119,510	115,677	1,124
Loss (gain) related to securities		(11,843)	(3,694)	(36)
Loss (gain) on disposal of noncurrent assets		(1)	(8)	(0)
Net decrease (increase) in loans and bills discounted		(2,444,771)	(2,100,273)	(20,407)
Net increase (decrease) in borrowed money		1,979,109	1,173,109	11,398
Net decrease (increase) in deposit (excluding deposit paid to Bank of Japan)		(128,972)	134,009	1,302
Net decrease (increase) in receivables under resale agreements		317,822	82,169	798
Increase (decrease) in straight bonds-issuance and redemption		(163,469)	494,432	4,804
Proceeds from fund management		165,751	178,618	1,736
Payments for finance		(120,524)	(112,765)	(1,096)
Other		387,646	289,587	2,814
Subtotal		13,826	151,011	1,467
Net cash provided by (used in) operating activities		13,826	151,011	1,467
Cash flow from investing activities
Purchase of securities		(35,224)	(104,301)	(1,013)
Proceeds from sales of securities		2,946	4,801	47
Proceeds from redemption of securities		—	1,171	11
Purchase of property, plant and equipment		(322)	(771)	(7)
Proceeds from sales of property, plant and equipment		1	10	0
Purchase of intangible assets		(432)	(998)	(10)
Net cash provided by (used in) investing activities		(33,030)	(100,086)	(972)
Cash flow from financing activities
Proceeds from issuance of common stock		69,000	—	—
Repayments of lease obligations		(117)	(26)	(0)
Payment to national treasury		(26,524)	(31,685)	(308)
Net cash provided by (used in) financing activities		42,358	(31,712)	(308)
Effect of exchange rate change on cash and cash equivalents		—	—	—
Net increase (decrease) in cash and cash equivalents		23,154	19,212	187
Cash and cash equivalents at beginning of period		0	23,154	225
Cash and cash equivalents at end of period	Note 14	¥23,154	¥42,367	$412

NOTES TO FINANCIAL STATEMENTS

1. Basis of presentation

The accompanying financial statements have been prepared from the accounting records maintained by Japan Bank for International Cooperation (“JBIC”) in accordance with the accounting principles and practices generally accepted in Japan, which are different in certain aspects from the application and disclosure requirements of International Financial Reporting Standards.

Consolidated financial statements are not prepared since JBIC has no subsidiaries.

The amounts indicated in millions of yen are rounded down by omitting figures less than one million. Totals may therefore not add up exactly because of this rounding.

Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥102.92=$1.00, the foreign exchange rate on March 31, 2014, has been used in translations. The presentation of such amounts is not intended to imply that Japanese yen have been or could be readily converted, realized, or settled in U.S. dollars at the aforementioned rates or any other rate.

2. Significant accounting policies

(a)	Securities

Held-to-maturity securities are carried at amortized cost based on the moving average method. Investments in affiliates are carried at cost based on the moving average method. Available-for-sale securities are in principle stated at fair value with changes in net unrealized gains or losses included directly in Net assets. However, available-for-sale securities whose fair value cannot be readily determined are carried at cost based on the moving average method.

Investments in partnerships for investment, which are regarded as securities under Article 2, Clause 2 of the Japanese Financial Instruments and Exchange Law, are recognized at an amount equivalent to JBIC’s percentage share of the net assets of such partnerships, based upon the most recent financial statements available depending on the report date stipulated in the partnership agreement.

(b)	Valuation method for derivative financial instruments

Derivative financial instruments are carried at fair value.

(c)	Depreciation basis for fixed assets

(i)	Property, plant and equipment (except for lease assets)

JBIC’s tangible fixed assets are depreciated by the declining balance method over their useful economic lives except for buildings (excluding installed facilities) which are depreciated by the straight-line method.

Depreciation is based on the following range of estimated useful lives:

Buildings:	3 years to 50 years

Other:	2 years to 35 years

(ii)	Intangible assets (except for lease assets)

Depreciation of intangible fixed assets is computed by the straight-line method. Software used by JBIC is depreciated over its useful life (5 years or less), which has been determined by JBIC.

(iii)	Lease assets

Lease assets in “property, plant and equipment” or “intangible assets,” under finance leases that do not involve transfer of ownership to the lessee are depreciated by the straight-line method over the lease term. Depreciation for lease assets is calculated with zero residual value being assigned to the asset.

(d)	Method of amortization for deferred charges

Organization expenses and bond issuance cost are expensed as incurred.

(e)	Foreign currency translation and revaluation method

JBIC maintains its accounting records in Japanese yen. Assets and liabilities denominated in foreign currencies are mostly translated into Japanese yen at the market exchange rate prevailing at the fiscal year end.

(f)	Allowance for loan losses

JBIC’s allowance for loan losses is maintained in accordance with internally established standards.

The allowance for claims on debtors who are legally bankrupt (“Bankrupt borrowers”) or substantially bankrupt (“Substantially bankrupt borrowers”) is provided based on the outstanding balance after the write-offs described as below and the deductions of the amount expected to be collected through the disposal of collateral and the execution of guarantees. The allowance for claims on debtors who are not legally bankrupt but are likely to become bankrupt (“Potentially bankrupt borrowers”) is provided based on an assessment of the overall solvency of the debtors after deducting the amount expected to be collected through the disposal of collateral and the execution of guarantees.

The allowance for claims on debtors other than Bankrupt borrowers, Substantially bankrupt borrowers and Potentially bankrupt borrowers is provided primarily based on the default rate, which is calculated based on the actual defaults during a certain period in the past. The allowance for possible losses on specific overseas loans is provided based on the expected loss amount taking into consideration the political and economic situations of these countries.

All claims are assessed initially by the operational departments and subsequently by risk evaluation departments based on internal rules for self-assessment of asset quality. The risk evaluation departments, which is independent from the operational departments, review these self-assessments, and the allowance is provided based on the results of the assessments.

With respect to claims with collateral or guarantees on debtors who are legally or substantially bankrupt (“Bankrupt borrowers and substantially bankrupt borrowers”), the residual booked amount of the claims after deduction of the amount which is deemed collectable through the disposal of collateral or the execution of guarantees is written off. There are no accumulated write-offs as of March 31, 2014 (the amount as of March 31, 2013 was ¥8,232 million ($80 million)).

(g)	Provision for bonuses

The “provision for bonuses” is calculated and provided for based on the estimated amounts of future payments attributable to the services that have been rendered by employees to the date of the balance sheets.

(h)	Provision for directors’ bonuses

The “provision for directors’ bonuses” is calculated and provided for based on the estimated amounts of future payments attributable to the services that have been rendered by directors to the date of the balance sheets.

(i)	Provision for retirement benefits

The “provision for retirement benefits” represents the future payment for pension and retirement benefits to employees, and is accrued based on the projected benefit obligations and the estimated pension plan assets at the fiscal year end.

	Method of attributing the projected benefits to periods of services

In calculating the projected benefit obligation, the estimated amount of retirement benefit payments are attributed to the period up to the end of the fiscal year by straight line basis.

‚	Accounting for actuarial gains or losses and prior service costs

Actuarial gains or losses and prior service costs are expensed as they are incurred.

(Additional Information)

On April 1, 2013, JBIC obtained an approval from the Minister of Health, Labour and Welfare for an exemption from the obligation to pay benefits for future employee services related to the substitutional portion of the Japan Finance Corporation Employee’s pension fund which resulted in the transfer of the obligations and related assets to the government. The estimated plan assets to be returned to the government, as of March 31, 2014 amounted to: ¥2,868 million ($28 million). If the estimated plan assets had been returned to the government on March 31, 2014, the effect on extraordinary income arising from the application of Paragraph 46 of “Guidance on the Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25) is ¥6,054 million ($59 million).

(j)	Provision for directors’ retirement benefits

The “provision for directors’ retirement benefits,” which provides for future retirement pension payment to directors, corporate auditors and executive officers, is recognized at the amount accrued at the end of the respective fiscal year.

(k)	Accounting for hedges of interest rate risk

(i)	Hedge accounting

JBIC applies the deferral method to derivatives used for interest risk hedging purposes

(ii)	Hedging instruments and hedged items

Hedging instruments: interest rate swaps

Hedged items: loans, borrowings, bonds and notes

(iii)	Hedging policy

JBIC enters into hedging transactions up to the amount of the underlying hedged assets and liabilities

(iv)	Assessment of hedge effectiveness

JBIC assesses the effectiveness of designated hedges by measuring and comparing the change of fair value or cumulative change of cash flows of both hedging instruments and corresponding hedged items from the date of inception of the hedges to the assessment date.

(l)	Accounting for hedges of foreign exchange risks

Hedging instruments used to hedge foreign exchange risks associated with JBIC’s foreign currency denominated monetary assets and liabilities are accounted for using the deferral method, in accordance with the standard treatment of The Japanese Institute of Certified Public Accountants (JICPA) Industry Audit Committee Report No. 25.

The effectiveness of the hedges described above is assessed by comparing the foreign currency position of the hedged loans and bills discounted, borrowings, and bonds payable denominated in foreign currencies with that of the hedging instruments, such as currency swaps and forward foreign exchange contracts which are used for hedging the foreign exchange risks of loans and bills discounted, borrowings, and bonds payable denominated in foreign currencies.

(m)	Consumption and other taxes

Consumption taxes and local consumption taxes (“consumption taxes”) are excluded from transaction amounts. Non-deductible consumption taxes related to property, plant and equipment are expensed as incurred.

(n)	Scope of cash and cash equivalents in the statements of cash flows

Cash and cash equivalents as stated in the Statement of Cash Flow consists of cash on hand and Deposit with the Bank of Japan in “Cash and due from banks” in the balance sheets.

3. Standards issued but not yet effective

•	“Accounting Standard for Retirement Benefits” (ASBJ Statement No. 26, May 17, 2012)

•	“Guidance on the Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25, May 17, 2012)

(a)	Overview

From the viewpoint of improvements to financial reporting and international convergence, the accounting standard and the related guidance have been revised mainly focusing on (a) how retirement benefit obligations and current service costs should be determined and (b) enhancement of disclosures.

(b)	Effective date

The amendments related to the determination of retirement benefit obligations and service cost will be applied effective from the beginning of the fiscal year beginning on April 1, 2014.

(c)	Effect of the application of the Accounting Standard

As a result of the application of an Accounting Standards, retained earnings as of April 1, 2014 will increase by ¥1,182 million ($11 million).

4. Changes in methods of presentation

(a)	Balance Sheets

The balance of “Cash collateral paid for financial instruments” included in “Other” under “Other assets” and that of “Cash collateral received for financial instruments” included in “Other” under “Other liabilities” in the fiscal year ended March 31, 2013 are separately presented as of the fiscal year ended 2013 based on the application of attachment forms provided in “Ordinance Concerning the Accounting of Japan Bank for International Cooperation” (Ministry of Finance Ordinance No. 15 of 2012), which was amended in accordance with the Ordinance to Amend the Ordinance Concerning the Accounting of Japan Bank of International Cooperation (Ministry of Finance Ordinance No. 57 of 2013). In order to reflect this change in the method of presentation, reclassifications have been made to the financial statements for the fiscal year ended March 31, 2013.

Consequently, as it pertains to the balance sheets for the fiscal year ended March 31, 2014, ¥39,070 million ($380 million) has been reclassified from “Other assets” to “Cash collateral paid for financial instruments” while ¥105,240 million ($1,023 million) has been reclassified from “Other liabilities” to “Cash collateral received for financial instruments”.

(b)	Retirement benefits

“Accounting Standard for Retirement Benefits” (ASBJ Statement No. 26, May 17, 2012) and “Guidance on the Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25, May 17, 2012) have been applied effective this fiscal year except for certain provisions described in the main clause of section 35 of the standard and in the main clause of section 67 of the guidance and the method of presentation for Notes on retirement benefits has been changed.

Accounting Standard for Retirement Benefits and others have been applied pursuant to the transitional requirement in Paragraph 37 of the Accounting Standard for Retirement Benefits, and no reclassification for Notes on retirement benefits has been made.

5. Equities securities of or investment in affiliates:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Equities securities	¥—	¥1,499	$15
Investments in affiliates	70,822	81,167	789

6. Receivables under resale agreement:

Among the securities acquired under resale agreements, these securities which can be sold or pledged without restrictions amount to:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Receivables under resale agreement	¥284,902	¥202,733	$1,970

7. Loans

(a)	Bankrupt loans and non-accrual loans included in loans and bills discounted:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Bankrupt loans	¥—	¥—	$—
Non-accrual loans	96,140	96,366	936

“Bankrupt loans” are loans, defined in Article 96, Paragraph 1, Item (iii), a. through e. and Item (iv) of the Corporate Tax Law Enforcement Ordinance (Government Ordinance No. 97, 1965), on which accrued interest income is not recognized as there is substantial uncertainty over the ultimate collectability of either principal or interest because they have been in arrears for a considerable period of time or for other reasons.

(b)	“Non-accrual loans” are loans on which accrued interest income is not recognized, although this excludes Bankrupt loans and the loans on which interest payments are deferred in order to support the borrowers’ recovery from financial difficulties.

(b) Loans with interest or principal repayments three months or more in arrears included in loans and bills discounted:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Loans with interest or principal repayments three months or more in arrears	¥69,065	¥75,579	$735

“Loans with interest or principal repayments three months or more in arrears” are loans whose principal or interest payment is three months or more in arrears, and which do not fall under the category of “Bankrupt loans” and “Non-accrual loans.”

(c)	Restructured loans included in loans and bills discounted:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Restructured loans	¥79,976	¥77,386	$752

“Restructured loans” are loans whose repayment terms and conditions have been amended in favor of the borrowers (e.g. reduction of or exemption from the stated interest rate, the deferral of interest payments, the extension of principal repayments or renunciation of claims) in order to support the borrowers’ recovery from financial difficulties, and which do not fall under the category of “Bankrupt loans,” “Non-accrual loans,” or “Loans with interest or principal repayments three months or more in arrears.”

(d)	The total amount of bankrupt loans, non-accrual loans, loans with interest or principal repayments three months or more in arrears, and restructured loans:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Total amount	¥245,183	¥249,332	$2,423

The amounts of loans indicated in table 3 through 6 above are the gross amounts prior to the deduction of allowance for possible loan losses.

(e)	JBIC, as a policy, does not pay down loans in part or in full immediately after the execution of the loan agreements, but instead makes disbursement, in accordance with the progress of the underlying projects. These undisbursed amounts are not included in the loans on deed in the balance sheets. The balance of unpaid amounts is as follows:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Balance of unpaid loans	¥2,615,921	¥2,232,353	$21,690

8. Assets pledged as collateral

Pursuant to Article 34 of the Japan Bank for International Cooperation Act (“JBIC Act”), all JBIC assets are pledged as general collateral for bonds:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Bonds payable	¥2,215,962	¥2,711,377	$26,345

9. Accumulated depreciation of fixed assets
	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Accumulated depreciation	¥308	¥698	$7
10. Contingent liabilities Contingent liabilities related to debt assumption agreements for bonds payable are as follows:
	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
15th FILP Agency Bonds (former JBIC)	¥50,000	¥50,000	$486
31st FILP Agency Bonds (former JBIC)	20,000	—	—

In addition, Japan Finance Corporation (“JFC”) assumed the obligations of the JFC bonds on April 1, 2012, and JBIC is jointly responsible for the obligations of these bonds. In accordance with Article 17 (2) of the Supplementary Provisions of the JBIC Act, all of JBIC’s assets are pledged as general collateral for these joint obligations as follows.

March 31, 2013	March 31, 2014	March 31, 2014
(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
¥1,085,000	¥780,000	$7,579

11. Restriction on dividend distribution

JBIC is subject to restriction on its dividends distribution pursuant to Article 31 of the JBIC Act.

JBIC shall accumulate, as a reserve, an amount calculated in accordance with the standards prescribed by the Cabinet Order until it reaches a certain amount stipulated by the Cabinet Order; and if there still is a surplus, JBIC shall pay such surplus into the national treasury within 3 months after the annual closing date.

In the event that the amount of retained earnings brought forward falls below zero, a reserve shall be transferred to the retained earnings brought forward to the extent that its amount of retained earnings brought forward becomes zero.

12. Income on transactions with affiliates

Income on transactions with affiliates is as follows:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Gain on investments in partnerships	¥11,780	¥3,565	$35

13. Changes in Net Assets

(a)	Issued shares and treasury stocks

For the fiscal year ended March 31, 2013, type and number of issued shares and treasury stocks are as follows;

(unit: thousands of shares)
Types	The number of stocks at the beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	The number of stocks at the end of the fiscal year	Remarks
Issued shares
Common stocks	1,291,000,000	69,000,000	—	1,360,000,000	(Note	)
Classified stock	—	—	—	—

Total	1,291,000,000	69,000,000	—	1,360,000,000	(Note	)

Treasury stock
Common stocks	—	—	—	—
Classified stock	—	—	—	—

Total	—	—	—	—

(Note)	The increase is due to the issuance of 69,000,000 thousand shares.

(b)	The figures determined by the asset evaluation committee on July 6, 2012, as the opening balance sheet as of the inception of JBIC are used as the balance at the beginning balances (April 1, 2012).

(c)	“Valuation difference on available-for-sale securities” and “Deferred gains or losses on hedges” were presented under “Assets” and “Liabilities,” respectively, in the opening balance sheet as of the inception of JBIC. For this reason, they are transferred to “Net assets” during the fiscal year ended March 31, 2014 and included in Changes of items during the fiscal year.

For the fiscal year ended March 31, 2014, type and number of issued shares and treasury stocks are as follows;

(unit: thousands of shares)
Types	The number of stocks at the beginning of the fiscal year	Increase during the fiscal year	Decrease during the fiscal year	The number of stocks at the end of the fiscal year	Remarks
Issued shares
Common stocks	1,360,000,000	—	—	1,360,000,000
Classified stock	—	—	—	—

Total	1,360,000,000	—	—	1,360,000,000

Treasury stock
Common stocks	—	—	—	—
Classified stock	—	—	—	—

Total	—	—	—	—

14. Cash Flows

“Cash and cash equivalents” in the statement of cash flows as of March 31, 2013 and 2014 reconciles to cash and due from banks in the balance sheets as follows:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Cash and due from banks	¥837,986	¥723,189	$7,027
Time deposits and others	(814,832)	(680,822)	(6,615)

Cash and cash equivalents	¥23,154	¥42,367	$412

15. Lease Transactions

(a)	Finance lease transactions

Finance lease transactions that do not involve the transfer of ownership to the lessee

(i)	Description of lease assets

	Property, plant and equipment: Equipment and property

‚	Intangible assets: Software

(ii)	Depreciation of lease assets

Depreciation of lease assets is calculated under the method as set forth in Note 2 (c).

(b)	Operating lease transactions

Future minimum lease payments for noncancelable operating lease transactions are as follows:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Due within one year	¥2	¥0	$0
Due after one year	0	—	—

Total	¥2	¥0	$0

16. Financial instruments and related disclosure

(a)	Status of financial instruments

(i)	Initiatives for financial instruments

Based on the JBIC Act, JBIC is a policy-based financial institution wholly owned by the Japanese government, which has the purpose of contributing to the sound development of Japan and the international economy and society, by performing the financial function to promote the overseas development and securement of resources which are important for Japan; maintaining and improving the international competitiveness of Japanese industries; promoting the overseas business having the purpose of preserving the global environment, such as preventing global warming, as well as preventing disruptions to international financial order or taking appropriate measures with respect to damages caused by such disruption.

JBIC’s principal operations consist of providing export loans, import loans, investment financing, financing for business development (including guarantees) and capital investment. To conduct these operations, funds are raised through borrowing from the fiscal investment and loans and the foreign exchange fund special account, and the issuing of bonds. An ALM (asset and liability management) function has been established in respect of our financial assets and liabilities that are subject to interest rate and currency fluctuations to assist in ensuring that such fluctuations do not have an adverse effect on our operations. In addition, derivative transactions are entered into for the purpose of mitigating risk inherent in foreign currency denominated transactions. Financial instruments that can be used for the management of surplus funds are limited to safe instruments such as Japanese government bonds, etc., as stipulated in the JBIC Act.

The budget required for governmental financial operations is decided upon by the Diet of Japan, and business plans and financial plans (borrowing from fiscal investment and loans, bonds, general accounting investment, and loans, etc.) are appended to the budget and submitted to the Diet of Japan.

(ii)	Types of financial instruments and risks

The assets that JBIC holds mainly include loans to borrowers in Japan and overseas, and securities and liabilities mainly include borrowings and bonds. The associated risks are described below.

	Credit risk

Credit risk is the risk that JBIC will suffer losses if the financial condition of the borrower deteriorates and the value of assets (including off-balance sheet assets) decrease or disappear.

The credit risks associated with JBIC include sovereign risk, country risk, corporate risk, and project risk. Because of the characteristic of supports for overseas economic transactions conducted by JBIC, much financing is provided to overseas governments, governmental institutions, and overseas corporations; the credit risk associated with the credit provided typically consists of sovereign or country risk.

As a result, if the financial condition of the individual borrower significantly deteriorates due to political and economic trends in the borrower’s country or region, JBIC’s performance and financial condition can be adversely affected.

(Note)	Sovereign risk refers to risk associated with credit supplied to foreign governments, country risk refers to risk associated with the country in which the corporation or project is located (risk, in addition to corporate risk or project risk, associated with the country in which the corporation or the project is located) and corporate risk refers to the risk associated with credit to corporations and project risk refers to the risk that the cash flow of an underlying project will not perform as planned, in the case of project finance, where the repayment of the borrowing is primarily secured by the cash flow of the project to which credit is supplied.

‚	Market risk

Market risk is the risk that the value of assets and liabilities (including off-balance sheet assets) will fluctuate and losses will be incurred, or profits derived from assets and liabilities (including off-balance sheet assets) will fluctuate and losses will be incurred due to the fluctuation of various market risk factors such as interest rates, exchange rates, etc.

The market risk associated with JBIC mainly consists of foreign exchange risk and interest rate risk, and losses could be suffered from these risks from market fluctuations. However, in principle, these risks are hedged through interest rate swaps, currency swaps, and forward foreign exchange contracts.

JBIC uses hedge accounting for interest rate hedges, where the hedging instrument is interest rate swaps to hedge the market fluctuation risk associated with loans, borrowed money and bonds. The effectiveness of the hedges is assessed by measuring and comparing the change in fair value or cumulative change in cash flows of both hedging instruments and corresponding hedged items from the date of inception of the hedges to the assessment date.

JBIC uses hedge accounting for foreign exchange hedges, where currency swaps and forward foreign exchange contracts are used to hedge items such as loans, borrowings, and bonds for foreign exchange risk. The effectiveness of the hedging currency-swaps and forward foreign exchange contracts, hedging the foreign exchange risks of monetary assets and liabilities denominated in foreign currencies, is assessed by comparing the foreign currency position of the hedged monetary assets and liabilities with that of the hedging instruments.

ƒ	Liquidity risk

Liquidity risk is the risk that losses will be incurred as a result of funding challenges due to a maturity mismatch between financing and funding or unexpected outflow of funds, or being forced to fund at an interest rate significantly higher than in normal circumstances (funding risk), as well as the risk that losses will be incurred from a failure to ingenerate transactions in the market due to market disruption or from being forced to make transactions at a significantly disadvantageous price than in normal circumstances (market liquidity risk).

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds, and FILP agency bonds, are secured to finance JBIC and deposits are not accepted, with the result that it considers liquidity risk to be limited. However, financing costs could increase due to market disruption and unexpected events.

(iii)	Risk management structure for financial instruments

The risk management structure of JBIC is described below.

	Credit risk management

The basis of credit risk management is centered on individual credit management based on the creditworthiness of the borrower during the credit approval process.

When a new credit application is processed, the relevant finance departments (sales promotion department) and credit departments collect and analyze information on the borrower. The overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed, with the different departments ensuring appropriate checks throughout the process, leading to the final decision by the management.

For lending to foreign governments and corporations, JBIC makes most use of its position as a public institution and exchanges views and information with governments and other authorities in recipient countries, international institutions such as the IMF and the World Bank, other regional development banks and official export credit agencies as well as private financial institutions in the industrial countries. Using all these channels, JBIC evaluates sovereign or country risk (risk in addition to corporate risk associated with the country in which the corporation is located) based on a broad range of information on government and government agency borrowers as well as political and economic conditions in their countries.

The relevant finance departments and credit departments conduct proper credit risk management based on the credit risk rating system for segmented risk categories and the asset self assessment system based on the Financial Inspection Manual of the Japanese Financial Services Agency. In addition, an Integrated Risk Management Committee is held regularly to report the status of credit management to the management. In addition, an Integrated Risk Management Committee is held regularly to report the status of credit management to the management. The credit management situation is also checked by an independent auditing department.

In addition, a claims protection mechanism exists based on an international framework unique to official creditors, that is not contained in private sector financial institutions, for official claims on foreign governments. This mechanism consists of international financial assistance upon international approval by the Paris Club, an international group focusing on debt, to allow the debtor country to continue debt repayment when the debtor country becomes temporarily unable to service its debt due to economic conditions. As part of this international financial assistance, the debtor country conducts an economic reform program upon agreement with the IMF in order to secure the ability to sustainably service its debt. In view of JBIC’s position as a public financial institution, it will use the framework of the Paris Club to preserve its official claims on foreign governments.

Besides the individual credit management outlined above, JBIC quantifies credit risks to assess the overall risk of the portfolio in these operations. To quantify credit risks, it is important to take into account the characteristic of the loan portfolio, namely, that there are a significant proportion of long-term loans and loans involving sovereign risk or country risk. Also to be taken into account is the mechanism of securing assets, such as the framework of international financial assistance to debtor countries through the Paris Club, which is unique to official creditors. JBIC uses a unique model to quantify the credit risk taking account of the above explained elements and measures amount of credit risk, which are utilized for credit risk management.

‚	Market risk management

ALM is used to manage foreign exchange risk and interest rate risk for these operations. Market risk management protocols contain detailed stipulations of risk management methods and procedures, which are used by the ALM Committee to assess and confirm the execution of ALM, and for discussions concerning future responses. In addition, monitoring is conducted through gap analysis and interest rate sensitivity analysis as well as Value at Risk (“VaR”) to comprehensively assess the interest and terms of financial assets and liabilities. The results are regularly reported to the ALM Committee.

The basic policy for managing foreign exchange risk and interest rate risk at JBIC is described below.

1)	Foreign exchange risk

Foreign currency-denominated loans conducted in JBIC involve risks related to exchange rate fluctuations. We have a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts.

2)	Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

a. Yen-denominated loan operations

Funding for yen-denominated loans is mainly managed at fixed-rate interest. However, swaps are used to hedge interest rate risk for portions of loans that are thought to have high exposures to interest rate fluctuation. Interest rate risk for denominated loans is limited.

b. Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the application of a consistent policy of using interest rate swaps and managing the funds with floating interest rates for both loans and related funding arrangements.

3)	Status of market risk

JBIC only maintains a banking account and does not have financial instruments in a trading account. While JBIC is managed by hedging operation in principle, as already stated previously, market risk is measured in order to assess fair value and potential risks. The following represents an overview of VaR in the current fiscal year.

a. VaR (end of this fiscal year)

	March 31, 2014	March 31, 2014
	(In billions of yen)	(In billions of U.S. dollars)
1) Interest rate VaR	¥63.6	$0.6
2) Exchange rate VaR	56.0	0.5

b. VaR measurement model

1) Interest rate VaR: Historical model

2) Exchange rate VaR: Variance-covariance model

Quantitative standards:

1) Confidence Interval: 99%

2) Holding period: 1 year

3) Observation period: 5 years

c. Risk management using VaR

VaR is a market risk measure that assesses the maximum possible profits or losses that could be incurred based on historical market movements of interest rates or exchange rates, etc., over a specific period in the past (or observation period) within a certain period of time (or holding period) under a certain probability (or confidence interval), that is derived statistically by employing the theory of possibility distribution.

This measurement assumes actual market trends and the theory of probability distribution. Based on the possibility that future market trends could deviate from these assumptions, a back-test is performed to cross-check the model-measured interest rate VaR with actual profits or losses, in order to confirm the effectiveness of market risk measurements using VaR. In addition, a stress test, which goes beyond the probability distribution of historical market movements is conducted in order to capture risks from multifaceted perspectives.

The following points should generally be noted for VaR model measurement.

•	VaR will differ depending on the confidence interval, holding period or observation period.

•

VaR indicates the maximum amount of unrealized profits or losses at the time of measurement. However, calculated VaR may not always be realized in the future with a certain probability because the assumptions, such as market movements, could vary during the holding period.

•	VaR indicates the maximum value based on specific assumption. As such, it is imperative to keep in mind that VaR may underestimate the potential losses when utilizing VaR as a risk management measure.

ƒ	Liquidity risk management related to fund procurement

Long-term and stable funds such as fiscal loan funds, government-backed bonds, and FILP agency bonds are used to finance these operations and deposits are not accepted.

Cash flows are assessed and proper measures including establishing overdraft facility accounts with multiple private sector financial institutions are taken to maintain daily cash flows for proper risk management.

„	Derivative transactions

A protocol of internal checks with separate divisions executing transactions, assessing the effectiveness of hedges, and conducting office management has been established for derivative transactions, and these transactions are conducted according to derivatives-related regulations.

(iv)	Supplementary explanation concerning fair value of financial instruments

The fair value of financial instruments includes amounts based on market value and amounts that have been reasonably estimated when no market value is available. Set valuation inputs are used for the calculation of this amount, and if different valuation inputs are used the resulting amount could vary.

(b)	Fair value of financial instruments

The carrying amount in the balance sheets as of March 31, 2013 and March 31, 2014 and the related fair value, and difference is as follows. Note that unlisted securities whose fair value is extremely difficult to be determined are not included in the following chart (refer to Note 2).

As of March 31, 2013

			(In millions of yen)
	Amount on balance sheet	Fair value	Difference
(1) Cash and due from banks	¥837,986	¥837,986	¥—
(2) Receivables under resale agreements	284,902	284,902	—
(3) Securities
Available-for-sale securities	22,002	22,002	—
(4) Loans and bills discounted	10,555,128
Allowance for loan losses (*1)	(133,585)
	10,421,542	10,475,935	54,392
(5) Cash collateral paid for financial instruments	39,070	39,070	—

Total assets	11,605,503	11,659,896	54,392

(1) Borrowings	7,234,598	7,336,897	102,299
(2) Bonds payable	2,215,962	2,312,996	97,034
(3) Cash collateral received for financial instruments	105,240	105,240	—

Total liabilities	9,555,800	9,755,134	199,334

Derivative transactions (*2)
Derivative transactions not qualifying for hedge accounting	—	—	—
Derivative transactions qualifying for hedge accounting	231,577	231,577	—

Total derivative transactions	¥231,577	¥231,577	¥—

As of March 31, 2014

			(In millions of yen)
	Amount on balance sheet	Fair value	Difference
(1) Cash and due from banks	¥723,189	¥723,189	¥—
(2) Receivables under resale agreements	202,733	202,733	—
(3) Securities
Available-for-sale securities	40,129	40,129	—
(4) Loans and bills discounted	12,655,401
Allowance for loan losses (*1)	(126,709)
	12,528,691	12,558,905	30,214
(5) Cash collateral paid for financial instruments	102,890	102,890	—

Total assets	13,597,633	13,627,848	30,214

(1) Borrowings	8,407,707	8,488,478	80,770
(2) Bonds payable	2,711,377	2,770,588	59,210
(3) Cash collateral received for financial instruments	63,140	63,140	—

Total liabilities	11,182,225	11,322,207	139,981

Derivative transactions (*2)
Derivative transactions not qualifying for hedge accounting	—	—	—
Derivative transactions qualifying for hedge accounting	(230,505)	(230,505)	—

Total derivative transactions	¥(230,505)	¥(230,505)	¥—

As of March 31, 2014

	(In millions of U.S. dollars)
	Amount on balance sheet	Fair value	Difference
(1) Cash and due from banks	$7,027	$7,027	$—
(2) Receivables under resale agreements	1,970	1,970	—
(3) Securities
Available-for-sale securities	389	389	—
(4) Loans and bills discounted	122,963
Allowance for loan losses (*1)	(1,231)
	121,732	122,026	294
(5) Cash collateral paid for financial instruments	1,000	1,000	—

Total assets	132,118	132,412	294

(1) Borrowings	81,692	82,477	785
(2) Bonds payable	26,345	26,920	575
(3) Cash collateral received for financial instruments	613	613	—

Total liabilities	108,650	110,010	1,360

Derivative transactions (*2)
Derivative transactions not qualifying for hedge accounting	—	—	—
Derivative transactions qualifying for hedge accounting	(2,240)	(2,240)	—

Total derivative transactions	$(2,240)	$(2,240)	$—

(*1)	General allowance for loan losses and allowance for loan losses, and the allowance for possible loan losses on specific overseas loans have been deducted from loans.
(*2)	Derivatives recorded in “other assets and other liabilities” are collectively displayed. The net values of assets and liabilities arising from derivative transactions are displayed. The figures in parenthesis indicate net liabilities.

(Note 1) Valuation methodologies used for estimating fair values for financial instruments

Assets

(1) Cash and due from banks

For Due from banks that do not mature or have a maturity under 3 months, the carrying amounts are used as fair value because the carrying amount approximates the fair value.

(2) Receivables under resale agreements

For securities acquired under resale agreements, the carrying amounts are used as fair value because the contractual terms are short (within 3 months) and the carrying amount approximates the fair value.

(3) Securities

The fair value of “Available-for-sale securities” is based upon the prices that are indicated from the financial institutions that JBIC transacts with.

(4) Loans and bills discounted

For loans with variable interest rates an amount calculated by the floating rate note method to reflect market interest rates over the short term is used for fair value.

For loans with fixed interest, the total principal and interest is discounted by a risk free rate that incorporates the default ratio and coverage ratio to calculate fair value. However for obligations on bankrupt borrowers, substantially bankrupt borrowers, and potentially bankrupt borrowers a provision for bad debt is calculated based on the expected collectable amount from the collateral or guarantee. Fair value approximates the amount on the balance sheets on the closing date after a deduction has been made for the allowance for loan losses, so this amount is used for fair value.

(5) Cash collateral paid for financial instruments

For cash collateral paid for financial instruments, the carrying amount is used as fair value because the carrying amount approximates the fair value.

Liabilities

(1) Borrowings

Borrowings with variable interest rates reflect short-term market interest rates and the credit conditions of JBIC have not changed significantly since borrowing. Therefore, the carrying amount is used as fair value because it is considered that the carrying amount approximates the fair value. For borrowings with a fixed interest rate, in principle, fair value is calculated by discounting the principal and interest of the borrowings by the risk free rate (the standard Japanese government bond rate) based on the set period of loan.

(2) Bonds payable

Market value is used as fair value of bonds.

(3) Cash collateral received for financial instruments

For cash collateral received for financial instruments, the carrying amount is used as fair value because the carrying amount approximates the fair value.

Derivative transactions

Derivative transactions are discussed under “Derivative transactions.”

(Note 2)	Financial instruments for which fair values are considered to be extremely difficult to be determined are as follows. They are not included in “Assets, (3) Securities.”

Classification	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
1) Unlisted stocks (subsidiaries and affiliates) (*1)	¥—	¥1,499	$15
2) Unlisted stocks (other than subsidiaries and affiliates) (*1)	22,596	86,527	841
3) Partnership investments (subsidiaries and affiliates) (*2)	70,822	81,167	789
4) Partnership investments (other than subsidiaries and affiliates) (*2)	6,760	17,878	173

Total	¥100,178	¥187,072	$1,818

(*1)	Since unlisted stocks do not have quoted market prices available and their fair value is extremely difficult to be determined, fair values are not stated.

(*2)	For partnership investments composed of unlisted stocks that do not have quoted market prices available and for which fair value is extremely difficult to be determined, fair values are not stated.

(Note 3) Redemption schedule for receivables and redeemable securities with future redemption dates

March 31, 2013

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Due from banks (*1)	¥837,986	¥—	¥—	¥—	¥—	¥—
Receivables under resale agreements	284,902	—	—	—	—	—
Securities (*2) Available-for-sale securities	1,620	7,279	12,900	—	—	—
Loans and bills discounted (*2)	939,299	2,931,552	1,724,192	1,517,443	1,704,365	1,569,549

Total	¥2,063,809	¥2,938,832	¥1,737,092	¥1,517,443	¥1,704,365	¥1,569,549

(*1)	Demand deposits contained within due from banks are stated as “Due within one year.”

(*2)	Within loans, the figure for claims against bankrupt borrowers, substantially bankrupt borrowers, and potentially bankrupt borrowers contains an amount of ¥168,725 million that is not expected to be redeemed and not included in the table above.

March 31, 2014

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Due from banks (*1)	¥723,189	¥—	¥—	¥—	¥—	¥—
Receivables under resale agreements	202,733	—	—	—	—	—
Securities (*2)
Available-for-sale securities	1,781	11,092	18,800	8,000	2	—
Loans and bills discounted (*2)	1,801,513	2,551,912	2,267,384	1,989,365	2,020,247	1,853,015

Total	¥2,729,217	¥2,563,004	¥2,286,184	¥1,997,365	¥2,020,250	¥1,853,015

March 31, 2014
	(In millions of U.S. dollars)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Due from banks (*1)	$7,027	$—	$—	$—	$—	$—
Receivables under resale agreements	1,970	—	—	—	—	—
Securities (*2)
Available-for-sale securities	17	108	182	78	0	—
Loans and bills discounted (*2)	17,504	24,795	22,031	19,329	19,629	18,004

Total	$26,518	$24,903	$22,213	$19,407	$19,629	$18,004

(*1)	Demand deposits contained within due from banks are stated as “Due within one year.”

(*2)	Within loans, the figure for claims against bankrupt borrowers, substantially bankrupt borrowers, and potentially bankrupt borrowers contains an amount of ¥171,962 million ($1,671 million) that is not expected to be redeemed and not included in the tables above.

(*3)	The information about cash collateral paid for financial instruments is omitted since there is no fixed maturity date for repayments.

(Note 4) Redemption schedule for borrowings, bonds and other interest-bearing liabilities with future redemption dates

March 31, 2013

	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Borrowings	¥829,816	¥2,289,560	¥3,561,380	¥349,142	¥204,700	¥—
Bond payable	321,440	898,417	760,590	197,562	20,000	20,000

Total	¥1,151,256	¥3,187,977	¥4,321,970	¥546,704	¥224,700	¥20,000

March 31, 2014
	(In millions of yen)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Borrowings	¥966,128	¥1,708,232	¥5,024,647	¥28,900	¥679,800	¥—
Bond payable	386,347	1,037,338	1,015,675	152,806	102,920	20,000

Total	¥1,352,475	¥2,745,570	¥6,040,322	¥181,706	¥782,720	¥20,000

March 31, 2014
	(In millions of U.S. dollars)
	Due within one year	Due after one year but within three years	Due after three years but within five years	Due after five years but within seven years	Due after seven years but within ten years	Due after ten years
Borrowings	$9,387	$16,598	$48,821	$281	$6,605	$—
Bond payable	3,754	10,079	9,868	1,485	1,000	194

Total	$13,141	$26,677	$58,689	$1,766	$7,605	$194

(*1)	The information about cash collateral received for financial instruments is omitted since there is no fixed maturity date for repayments.

17. Market Value of Securities

The following tables contain information relating to negotiable certificates of deposit as well as “Other securities” that are presented in the balance sheets.

(a)	Trading securities

Not applicable

(b)	Held-to-maturity debt securities with market value

Not applicable

(c)	Available-for-sale securities

March 31, 2013

	(In millions of yen)
	Type	Carrying Amount	Acquisition cost	Difference
Securities whose carrying amount exceeds their acquisition cost	Stocks	¥—	¥—	¥—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	18,205	18,000	205

Subtotal		18,205	18,000	205

Securities whose carrying amount does not exceed their acquisition cost	Stocks	—	—	—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	273,797	273,800	(2)

Subtotal		273,797	273,800	(2)

Total		¥292,002	¥291,800	¥202

March 31, 2014
	(In millions of yen)
	Type	Carrying Amount	Acquisition cost	Difference
Securities whose carrying amount exceeds their acquisition cost	Stocks	¥—	¥—	¥—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	37,502	36,881	620

Subtotal		37,502	36,881	620

Securities whose carrying amount does not exceed their acquisition cost	Stocks	—	—	—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	182,627	182,628	(0)

Subtotal		182,627	182,628	(0)

Total		¥220,129	¥219,509	¥619

March 31, 2014
	(In millions of U.S. dollars)
	Type	Carrying Amount	Acquisition cost	Difference
Securities whose carrying amount exceeds their acquisition cost	Stocks	$—	$—	$—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	365	359	6

Subtotal		365	359	6

Securities whose carrying amount does not exceed their acquisition cost	Stocks	—	—	—
	Debt securities	—	—	—
	Japanese government bonds	—	—	—
	Corporate bonds	—	—	—
	Other	1,774	1,774	(0)

Subtotal		1,774	1,774	(0)

Total		$2,139	$2,133	$6

(d)	Held-to-maturity debt securities sold during the fiscal years ended March 31, 2013 and March 31, 2014

Not applicable

(e)	Available-for-sale securities sold during the fiscal years ended March 31, 2013 and March 31, 2014

Not applicable

(f)	Change in classification of securities

Not applicable

(g)	Impairment of securities

Not applicable

(h)	Money held in trust

(i)	Money held in trust for trading purposes

Not applicable

(ii)	Money held in trust for holding-to-maturity purposes

Not applicable

(iii)	Other money held in trust (other than investment and holding-to-maturity purposes)

Not applicable

(i)	Net unrealized gains (losses) on available-for-sale securities are as follows;

Fiscal year ended March 31, 2013

(In millions of yen)
Valuation difference	¥2,221
Available-for-sale securities (*)	2,221
Other money held in trust	—
Valuation difference on available-for-sale securities	2,221

(*)	“Available-for-sale securities” includes foreign exchange translation differences in respect of available-for-sale securities whose fair value cannot be readily determined.

Fiscal year ended March 31, 2014

(In millions of yen)
Valuation difference	¥5,472
Available-for-sale securities (*)	5,472
Other money held in trust	—
Valuation difference on available-for-sale securities	5,472

(*)	“Available-for-sale securities” includes foreign exchange translation differences in respect of available-for-sale securities whose fair value cannot be readily determined.

Fiscal year ended March 31, 2014

(In millions of U.S. dollars)
Valuation difference	$53
Available-for-sale securities (*)	53
Other money held in trust	—
Valuation difference on available-for-sale securities	53

(*)	“Available-for-sale securities” includes foreign exchange translation differences in respect of available-for-sale securities whose fair value cannot be readily determined.

18. Derivative transactions

Notes to derivative transactions in the fiscal years ended March 31, 2013 and March 31, 2014 are as follows;

(a)	Derivative transactions not qualifying for hedge accounting

(i)	Interest rate-related transactions

Not applicable

(ii)	Currency-related transactions

Not applicable

(iii)	Equity-related transactions

Not applicable

(iv)	Bond-related transactions

Not applicable

(v)	Commodity-related transactions

Not applicable

(vi)	Credit derivative transactions

Not applicable

(b)	Derivative transactions qualifying for hedge accounting

For derivative transactions qualifying for hedge accounting, contract value as of the settlement date or notional amount defined in agreements, and fair value and its calculation method, by hedged item and by hedge accounting method, are as follows. Contract value does not indicate the market risk of the derivative transactions.

(i)	Interest rate-related transactions

Fiscal year ended March 31, 2013

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Interest rate swap Receive/fixed and pay/floating Receive/floating and pay/fixed Receive/floating and pay/floating	Loans and bills discounted Borrowings Corporate bonds	¥1,705,469 592,416 58,504	¥1,556,724 590,036 58,504	¥69,240 (47,370 69)

	Total		¥—	¥—	¥21,940

Fiscal year ended March 31, 2014

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Interest rate swap Receive/fixed and pay/floating Receive/floating and pay/fixed Receive/floating and pay/floating	Loans and bills discounted Borrowings Corporate bonds	¥2,270,081 606,933 44,043	¥2,036,403 600,508 44,043	¥42,953 (29,642 6)

	Total		¥—	¥—	¥13,316

Fiscal year ended March 31, 2014

	(In millions of U.S. dollars)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Interest rate swap Receive/fixed and pay/floating Receive/floating and pay/fixed Receive/floating and pay/floating	Loans and bills discounted Borrowings Corporate bonds	$22,057 5,897 428	$19,786 5,835 428	$417 (288 0)

	Total		$—	$—	$129

(Note)	Calculation of fair value is based on the discounted cash flows.

(ii)	Currency-related transactions

Fiscal year ended March 31, 2013

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Currency swap	Loans and bills discounted Borrowings Corporate bonds	¥4,149,728	¥3,754,303	¥209,632
	Forward foreign exchange contracts Sell	Loans and bills discounted	29	—	0
	Buy		84	—	4

	Total		¥—	¥—	¥209,636

Fiscal year ended March 31, 2014

	(In millions of yen)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Currency swap	Loans and bills discounted Borrowings Corporate bonds	¥4,866,517	¥4,217,463	¥(243,820)
	Forward foreign exchange contracts Sell	Loans and bills discounted	1,635	—	(2)
	Buy		79	—	0

	Total		¥—	¥—	¥(243,821)

Fiscal year ended March 31, 2014

	(In millions of U.S. dollars)
Hedge accounting	Type	Major hedged items	Contract value	Contract value (Maturing after one year)	Fair value
Basic accounting method	Currency swap	Loans and bills discounted Borrowings Corporate bonds	$47,284	$40,978	$(2,369)
	Forward foreign exchange contracts Sell	Loans and bills discounted	16	—	(0)
	Buy		1	—	0

	Total		$—	$—	$(2,369)

Note 1.	These are mainly accounted for using the deferred method of hedge accounting under “Accounting and Auditing Treatment Relating to Adoption of Accounting Standard for Foreign Currency Transactions for Banks” (JICPA Industry Audit Committee Report No.25).

Note 2.	Calculation of fair value is based on the discounted cash flows.

(iii)	Equity-related transactions

Not applicable

(iv)	Bond-related transactions

Not applicable

19. Retirement benefits

Fiscal year ended March 31, 2013

JBIC has a defined benefit pension plan comprising a welfare pension fund plan and a lump-sum severance indemnity plan.

(a)	The funded status of the pension plans

		March 31, 2013
Disposition		(In millions of yen)
Projected benefit obligation	(A)	¥(20,375)
Fair value of plan assets	(B)	4,780

Unfunded pension obligation	(C) = (A) + (B)	(15,595)

Unrecognized prior service costs	(D)	—
Actuarial unrecognized difference	(E)	—
Net amount recognized on the balance sheets	(F) = (C) + (D) + (E)	(15,595)
Prepaid pension cost	(G)	—

Provision for retirement benefits	(H) = (F) – (G)	(15,595)

(b)	Component of pension cost

March 31, 2013
Disposition	(In millions of yen)
Service cost	¥554
Interest cost	192
Expected return on plan assets	(83)
Amortization of prior service cost accounted for as expense	—
Actuarial differences accounted for as expense	2,388
Other costs	—

Net pension cost	3,051

(Note)	Employee contributions to pension funds have been deducted from the service cost.

(c)	Principal assumptions made

(i)	Discount rate

March 31, 2013
Discount rate	1.1%

(ii)	Expected rate of return on plan assets

March 31, 2013
Expected rate of return on plan assets	2.0%

(iii)	Method of attributing the projected benefits to periods of services

Straight-line basis

(iv)	Terms to amortize unrecognized prior service costs

Charged to expenses in the fiscal year of occurrence.

(v)	Terms to amortize actuarial unrecognized differences

Charged to expenses in the fiscal year of occurrence.

Fiscal year ended March 31, 2014

(a)	Overview of retirement benefit plans

JBIC has a defined benefit pension plan comprising a welfare pension fund plan and a lump-sum severance indemnity plan. Although JBIC’s welfare pension is a multi-employer plan, the amount of the pension assets can be reasonably calculated based on the ratio of the projected benefit obligations, and the related notes are included in the notes for the defined benefit pension plan.

Under the welfare pension fund plan (funded type), pension or lump-sum payments are provided based on salary and service period. Under the lump-sum severance indemnity plan (unfunded type), lump-sum payments are provided as retirement benefit based on salary and service period.

Effective April 1, 2013, JBIC has been authorized by the Minister of Health, Labour and Welfare to be exempt from the obligations to pay future portions amounts in respect of the part of the employees’ pension fund it manages for the government.

(b)	Defined benefit pension plan

(i)	The changes in the projected benefit obligation during the fiscal year ended March 31, 2014 are as follows:

	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of U.S. dollars)
Projected benefit obligation at the beginning of the fiscal year	¥20,375	$198
Service cost	461	4
Interest cost	213	2
Actuarial losses	917	9
Retirement benefit paid	(828)	(8)
Prior service costs	(1,680)	(16)
Other	25	0

Projected benefit obligation at the end of the fiscal year	19,483	189

(Note) Employee contributions to pension funds have been deducted from the service cost.

(ii)	The changes in the plan assets during the fiscal year ended March 31, 2014 are as follows:

	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of U.S. dollars)
Pension assets at the beginning of the fiscal year	¥4,780	$46
Expected return on plan assets	95	1
Actuarial gains	561	5
Contribution by the company	166	2
Retirement benefit paid	(396)	(4)
Other	25	1

Pension assets at the end of the fiscal year	5,231	51

(iii)	Reconciliation between projected benefit obligation and plan assets as of March 31, 2014 and provision for retirement benefits in the balance sheets

	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of U.S. dollars)
Funded projected obligation	¥14,438	$140
Fair value of plan assets	(5,231)	(51)

	9,206	89
Unfunded Projected benefit obligation	5,044	49

Unfunded pension obligation	14,251	138
Unrecognized Actuarial gains or losses	—	—
Unrecognized prior service costs	—	—

Net amount of assets and liabilities in the balance sheets	14,251	138

Provision for retirement benefits	14,251	138

Net amount of assets and liabilities in the balance sheets	14,251	138

(iv)	Component of retirement benefit expense

	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of U.S. dollars)
Service cost	¥461	$4
Interest cost	213	2
Expected return on plans assets	(95)	(0)
Realized Actuarial loss	355	3
Amortization of prior service cost	(1,680)	(16)

Retirement benefit expense	(745)	(7)

Note	1.	Employee contributions to pension funds have been deducted from the service cost.

	2.	As a result of having an approval on April 1, 2013 from the Minister of Health, Labour and Welfare for an exemption from the obligations to pay benefits for future employee services related to the substitutional portion of the pension fund, prior service costs of ¥927 million ($9 million) have been recognized as expenses in the fiscal year ended March 31, 2014. In addition, due to the amendment to the regulations on retirement allowance made effective December 20, 2013, prior service costs of ¥753 million ($7 million) have been recognized as expenses during the fiscal year ended March 31, 2014.

(v)	Plan assets

	Major components of Plan assets

Percentages of components to the total are as follows;

Debt securities	40%
Stocks	45%
General account of life insurance company	11%
Cash and due from banks	4%
Total	100%

‚	Method of determining the long-term expected rate of return on plan assets

The long-term expected rate of return on plan assets is determined based on the current and projected pension asset allocations as well as on the current and future rates of return expected from various assets that are components of plan assets.

(vi)	Principal assumptions used

Principal assumptions used in actuarial calculations for the fiscal year ended March 31, 2014

March 31, 2014
Discount rate	1.1%

March 31, 2014
Expected rate of return on plan assets	2.0%

(c)	Defined contribution plan

JBIC does not have a defined contribution plan.

20. Deferred tax accounting

JBIC does not apply deferred tax accounting since JBIC is a nontaxable entity classified in the Article 2, Paragraph 5 of the Corporation Tax Act (Act No. 34, 1965).

21. Segment Information

(a)	Segment summary

The Reportable Segments of JBIC are components for which discrete financial information is available and whose operating results are regularly reviewed by CEO and Board of Directors to assess performance.

JBIC conducts its operations by creating relevant accounts for each of the operations set forth in the JBIC Act and other laws and regulations and had defined its Reportable Segments to be JBIC Operations and Financial Operations for Facilitating the Realignment of the United States Forces in Japan. However, as of September 30, 2012, JBIC terminated the Financial Operations for Facilitating the Realignment of the United States Forces in Japan.

Therefore, JBIC has changed to a single reportable segment comprised of loan, guarantee and equity participation operations.

(b)	Basis of calculation for segment information by reportable segments

The accounting policies of segment are substantially the same as those described in “Significant accounting policies.” Segment profit is based on net income.

(c)	Segment information by reportable segments.

Fiscal year ended March 31, 2013 (From April 1, 2012 to March 31, 2013)

	(In millions of yen)
	JBIC operations	Financial operations for facilitating realignment of United States Forces in Japan	Reportable Segment (Subtotal)	Adjustments and eliminations	TOTAL
Ordinary income
Ordinary income from outside customers	¥217,035	¥256	¥217,291	¥—	¥217,291
Inter-segment ordinary income	4	1	5	(5)	—
Total	¥217,040	¥257	¥217,297	¥(5)	¥217,291
Segment profit	¥63,370	¥214	¥63,585	¥—	¥63,585
Segment assets	14,430,245	—	14,430,245	—	14,430,245
Segment liabilities	12,083,506	—	12,083,506	—	12,083,506
Other items
Depreciation and amortization	1,018	0	1,018	—	1,018
Interest income	167,947	—	167,947	—	167,947
Interest expenses	119,510	—	119,510	—	119,510
Extraordinary income	1	—	1	—	1
Extraordinary loss	—	—	—	—	—
Increase in property, plant and equipment, and intangible assets	803	—	803	—	803

Note	1.	Ordinary income is shown in place of sales for non-financial companies.

	2.	Adjustments for segment profits include ¥5 million of elimination of inter-segment transactions.

Fiscal year ended March 31, 2014 (From April 1, 2013 to March 31, 2014)

Information has been omitted as JBIC has a single reportable segment comprised of loan, guarantee and equity participation operations.

(d)	Related information

Fiscal year ended March 31, 2013 (From April 1, 2012 to March 31, 2013)

(i)	Information about services

JBIC classifies its operation into two operation accounts for financial reporting purposes. Refer to “21 (c). Segment information by reportable segments” for information about Services.

(ii)	Information about geographical areas

	Ordinary income:

(In millions of yen)
Japan	Asia/ Oceania	Europe/Middle East /Africa	North America/Latin America	Total
¥40,852	¥70,528	¥54,300	¥51,610	¥217,291

Note	1.	Ordinary income is shown in place of Sales for non-financial companies.

	2.	Ordinary income is classified into “Japan”, “Asia/ Oceania”, “Europe/ Middle East/ Africa” and “North America/ Latin America” depending on the customers’ location.

‚	Property, plant and equipment

The information about property, plant and equipment is omitted since more than 90% of property, plant equipment on the balance sheets are located in Japan.

(iii)	Information about major customers

The information about major customers is omitted since there are no transactions with a certain customer which result in more than 10% of ordinary income on the Statement of Operation.

Fiscal year ended March 31, 2014 (From April 1, 2013 to March 31, 2014)

(i)	Information about services

The information about services is omitted since ordinary income from outside customers in relation to the loan, guarantee and equity participation operations is more than 90% of ordinary income on the Statement of Operation.

(ii)	Information about geographical areas

	Ordinary income:

(In millions of yen)
Japan	Asia/Oceania	Europe/Middle East /Africa	North America/Latin America	Total
¥42,639	¥74,722	¥61,188	¥47,549	¥226,100

(In millions of U.S. dollars)
Japan	Asia/Oceania	Europe/Middle East /Africa	North America/Latin America	Total
$414	$726	$595	$462	$2,197

Note	1.	Ordinary income is shown in place of Sales for non-financial companies.

	2.	Ordinary income is classified into “Japan”, “Asia/ Oceania”, “Europe/ Middle East/ Africa” and “North America/ Latin America” depending on the customers’ location.

‚	Property, plant and equipment

The information about property, plant and equipment is omitted since more than 90% of property, plant equipment on the balance sheets are located in Japan.

(iii)	Information about major customers

The information about major customers is omitted since there are no transactions with a certain customer which result in more than 10% of ordinary income on the Statement of Operation.

(i)	Information about impairment loss of property, plant and equipment in Reportable Segments

Not applicable

(ii)	Information about the amortization and balance of goodwill in Reportable Segments

Not applicable

(e)	Information about the gains from recognition of negative goodwill in Reportable Segments

  Not applicable

22. Profit and loss on equity method

(a)	Affiliates

	(In millions of yen)
	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Investment in affiliates	¥70,822	¥82,666	$803
Investment in affiliates (equity method)	70,822	82,666	803
Profit of Investment in affiliates (equity method)	—	—	—

(b)	Special purpose entities

Not applicable

23. Related-party transactions

Related party transactions in the fiscal years ended March 31, 2013 and March 31, 2014 are as follows;

(a)	Transactions with parent company and major shareholder companies

Fiscal year ended March 31, 2013 (From April 1, 2012 to March 31, 2013)

	(in millions of yen)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions (Note 5)	Items	Balance as of March 31, 2013 (Note 5)
Principal shareholder	Ministry of Finance (Minister of Finance) (Note 1)	Chiyoda-ku, Tokyo	—	Administration for policy based financing	100 (Direct)	Receipt of funds, etc.	Underwriting of capital increase (Note 2)	¥69,000	—	¥—
							Receipt of funds (Note 3)	2,144,992	Borrowings	7,234,598
							Repayment of borrowing	645,564
							Payment of interest on borrowings	63,723	Accrued expenses	14,675
							Guarantee for corporate bonds (Note 4)	1,526,051	—	—

Note	1.	Transactions with ministries and agencies other than the Ministry of Finance are as follows;

Ministry of Defense: Receipts from the national budget (subsidy from the government) ¥ 256 million

	2.	The underwriting of capital increase represents the increase in capital through shareholder allocation by JBIC at an allocation amount of ¥1 per share.

	3.	Receipt of funds represents borrowings from the FILP special account and foreign exchange funds special account. FILP interest rates are applied under the FILP agreement, while the interest rate under the respective agreements with foreign exchange funds special account is applied to the borrowing from foreign exchange funds.

	4.	No guarantee fee has been paid for the guarantee of bonds.

	5.	Figures in the table above do not include consumption taxes.

Fiscal year ended March 31, 2014 (From April 1, 2013 to March 31, 2014)

	(in millions of yen)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions (Note 3)	Items	Balance as of March 31, 2014 (Note 3)
Principal shareholder	Ministry of Finance (Minister of Finance)	Chiyoda-ku, Tokyo	—	Administration for policy based financing	100 (Direct)	Receipt of funds, etc.	Receipt of funds (Note 1)	¥4,999,140	Borrowings	¥8,407,707
							Repayment of borrowing	4,226,036	—	—
							Payment of interest on borrowings	57,187	Accrued expenses	15,546
							Guarantee for corporate bonds (Note 2)	2,141,442	—	—

	(in millions of U.S. dollars)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions (Note 3)	Items	Balance as of March 31, 2014 (Note 3)
Principal shareholder	Ministry of Finance (Minister of Finance)	Chiyoda-ku, Tokyo	—	Administration for policy based financing	100 (Direct)	Receipt of funds, etc.	Receipt of funds (Note 1)	$48,573	Borrowings	$81,692
							Repayment of borrowing	41,061	—	—
							Payment of interest on borrowings	556	Accrued expenses	151
							Guarantee for corporate bonds (Note 2)	20,807	—	—

Note	1.	Receipt of funds represents borrowings from the FILP special account and foreign exchange funds special account. FILP interest rates are applied under the FILP agreement, while the interest rate under the respective agreements with foreign exchange funds special account is applied to the borrowing from foreign exchange funds.

	2.	No guarantee fee has been paid for the guarantee of bonds.

	3.	Figures in the table above do not include consumption taxes.

(b)	Transactions with fellow subsidiaries and affiliates’ subsidiaries

Fiscal year ended March 31, 2013 (From April 1, 2012 to March 31, 2013)

	(in millions of yen)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions	Items	Balance as of March 31, 2013
Companies that had the majority of their voting rights held by principal shareholders	Japan International Cooperation Agency	Chiyoda-ku, Tokyo	¥7,782,076	Official development assistance	None	Joint obligor	Joint obligations	¥990,145 (Note 1, 4)	—	—
	Japan Finance Corporation (Note 3)	Chiyoda-ku, Tokyo	3,455,015	Finance	None	Joint obligor	Joint obligations	1,063,475 (Note 2, 4)	—	—

Note	1.	JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and the Japan International Cooperation Agency (“JICA”) is jointly responsible for the obligations of these bonds in accordance with Article 4 (1) of Supplementary Provisions of the Japan International Cooperation Agency Act. Pursuant to Article 4 (2) hereof, all of JICA assets are pledged as general collateral for these joint obligations.

2. JBIC assumed the obligations of the JFC bonds in accordance with Article 12 (1) of Supplementary Provisions of the JBIC Act, and JFC is jointly responsible for the obligations of these bonds in accordance with Article 46-2 (1) of Supplementary Provisions of the JFC Act. Pursuant to Article 46-2 (2) hereof, all of JFC’s assets are pledged as general collateral for these joint obligations.

3.	JBIC is jointly responsible for the obligations of the JFC bonds of ¥ 1,085,000 million in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are all pledged as general collateral for these joint obligations.

4.	In relation to these joint obligations, no transactions are recognized in the statement of operations.

Fiscal year ended March 31, 2014 (From April 1, 2013 to March 31, 2014)

	(in millions of yen)
	Corporate name	Location	Capital	Business	Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions	Items	Balance as of March 31, 2014
Companies that had the majority of their voting rights held by principal shareholders	Japan International Cooperation Agency	Chiyoda-ku, Tokyo	¥7,832,098	Official development assistance	None	Joint obligor	Joint obligations	¥674,595 (Note 1, 4)	—	—
	Japan Finance Corporation (Note 3)	Chiyoda-ku, Tokyo	3,709,538	Finance	None	Joint obligor	Joint obligations	1,147,740 (Note 2, 4)	—	—

	(in millions of U.S. dollars)
	Corporate name	Location	Capital	Business	Business Ratio to Total Voting Rights (%)	Relation with related parties	Transactions	Amounts of transactions	Items	Balance as of March 31, 2014
Companies that had the majority of their voting rights held by principal shareholders	Japan International Cooperation Agency	Chiyoda- ku, Tokyo	$76,099	Official development assistance	None	Joint obligor	Joint obligations	$6,555 (Note 1, 4)	—	—
	Japan Finance Corporation (Note 3)	Chiyoda-ku, Tokyo	36,043	Finance	None	Joint obligor	Joint obligations	11,152 (Note 2, 4)	—	—

Note	1.	JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and the Japan International Cooperation Agency (“JICA”) is jointly responsible for the obligations of these bonds in accordance with Article 4 (1) of Supplementary Provisions of the Japan International Cooperation Agency Act. Pursuant to Article 4 (2) hereof, all of JICA assets are pledged as general collateral for these joint obligations.

	2.	JBIC assumed the obligations of the JFC bonds in accordance with Article 12 (1) of Supplementary Provisions of the JBIC Act, and JFC is jointly responsible for the obligations of these bonds in accordance with Article 46-2 (1) of Supplementary Provisions of the JFC Act. Pursuant to Article 46-2 (2) hereof, all of JFC’s assets are pledged as general collateral for these joint obligations.

	3.	JBIC is jointly responsible for the obligations of the JFC bonds of ¥780,000 million ($7,579 million) in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are all pledged as general collateral for these joint obligations.

	4.	In relation to these joint obligations, no transactions are recognized in the statement of operations.

24. Amounts per share

Amounts per share as of the fiscal years ended March 31, 2013 and March 31, 2014 are calculated as follows:

	March 31, 2013	March 31, 2014	March 31, 2014
	(In yen)	(In yen)	(In U.S. dollars)
Net Assets per share of common stock	¥1.72	¥1.72	$0.02
Net income per share of common stock	0.04	0.06	0.00

Note	1.	Net income per share of common stock is based on the following information.

Diluted net profit per share of common stock is not presented since there are no diluted stocks.

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Net income	¥63,585	¥91,366	$888
Amount not attribute to common stock	—	—	—
Net income related to common stock	63,585	91,366	888
Average outstanding shares of common stock (during the period)	1,291,756,164 thousands of shares	1,360,000,000 thousands of shares

Note 2. Net assets per share of common stock is based on the following information.

	March 31, 2013	March 31, 2014	March 31, 2014
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Net Assets	¥2,346,738	¥2,341,312	$22,749
Deductions from net assets	—	—	—
Net Assets related to common stock	2,346,738	2,341,312	22,749
Year-end outstanding shares of common stock on which net assets per share was calculated	1,360,000,000 thousands of shares	1,360,000,000 thousands of shares

25. Subsequent Events

JBIC resolved at the Board of Director’s meeting held on June 3, 2014 to issue new share on June 27, 2014 through an allotment to the Ministry of Finance (Minister of Finance), who is the underwriter.

Overview of issuance of new shares:

Type and number of shares to be issued	31,000,000,000 shares of common stock
Issuing price	¥1 per share ($0)
Total amount of issuance	¥31,000,000,000 ($301 million)
Issue price to be transferred to capital	¥1 per share ($0)
Issue price to be transferred to regal capital surplus	¥0 per share ($0)
Total issue amount to be transferred to capital	¥31,000,000,000 ($301 million)
Total issue amount to be transferred to regal capital surplus	¥0 ($0)
Payment due date	June 27, 2014
Purpose	Funds to fully deploy the facility for promoting trades with Africa

26. Fixed assets

Fixed assets as of March 31, 2014 are as follows;

	(In millions of yen)
Class of asset	Balance at the beginning of current period	Increase during the current period	Decrease during the current period	Balance at the end of current period	Accumulated depreciation	Depreciation	Net fixed assets
Property, plant and equipment
Buildings	¥3,356	¥207	¥9	¥3,554	¥377	¥197	¥3,176
Land	24,694	—	—	24,694	—	—	24,694
Lease assets	54	4	14	44	13	11	31
Construction in progress	5	296	302	—	—	—	—
Other	403	562	3	962	307	206	655

Total property, plant and equipment	¥28,515	¥1,071	¥329	¥29,256	¥698	¥414	¥28,558

Intangible assets
Software	¥1,954	¥1,039	¥15	¥2,978	¥1,416	¥818	¥1,561
Lease assets	107	—	107	—	—	11	—

Total intangible assets	¥2,061	¥1,039	¥122	¥2,978	¥1,416	¥830	¥1,561

	(In millions of U.S. dollars)
Class of asset	Balance at the beginning of current period	Increase during the current period	Decrease during the current period	Balance at the end of current period	Accumulated depreciation	Depreciation	Net fixed assets
Property, plant and equipment
Buildings	$33	$2	$0	$35	$4	$2	$31
Land	240	—	—	240	—	—	240
Lease assets	0	0	0	0	0	0	0
Construction in progress	0	3	3	—	—	—	—
Other	4	5	0	9	3	2	6

Total property, plant and equipment	$277	$10	$3	$284	$7	$4	$277

Intangible assets
Software	$19	$10	$0	$29	$14	$8	$15
Lease assets	1	—	1	—	—	0	—

Total intangible assets	$20	$10	$1	$29	$14	$8	$15

27. Bonds payable

Major components of bonds payable as of March 31, 2014 are as follows;

	(In millions of yen)
Description of bonds payable	Date of issuance	Balance at the beginning of current period	Balance at the end of current period		Interest rate (%)	Collateral	Maturity date	Remarks
Government guaranteed JBIC bonds 6th-8th, 13th, 17th	December 2, 2003 – June 18, 2008	¥399,928 (USD 2,648,972,000) (EUR 1,249,006,000)	¥224,533 [157,671] (USD 1,149,576,000) [USD 499,920,000] (EUR 749,871,000) [EUR 749,871,000]		4.250~5.250	General collateral	June 18, 2013 – March 23, 2016	*1

Government guaranteed JFC (JBIC) foreign bonds 3rd, 5-9th	June 2, 2010 – February 7, 2012	892,323 (USD 9,487,752,000)	976,878 [128,591] (USD 9,491,631,000) [USD 1,249,435,000]		1.875~ 2.875	General collateral	February 2, 2015 – February 7, 2019	*2
Government guaranteed JBIC foreign bonds 1st—7th	July 19, 2012 – March 6, 2014	233,799 (USD 1,993,929,000) (CAD 499,791,000)	940,029 (USD 7,975,922,000 (CAD 499,833,000 (GBP 423,666,000	) ) )	0.596~3.375	General collateral	July 19, 2017 – July 31, 2023

JBIC FILP Agency Bonds 10th, 12th, 13th, 16th, 18th, 19th, 21st – 23rd, 25th, 27th, 29th, 30th	February 6, 2004 – May 29, 2008	519,920	399,943 [49,997]		1.340~2.090	General collateral	December 20, 2013 – December 19, 2025	*1

JFC FILP Agency Bonds 3rd, 7th, 12th, 17th	October 29, 2009 – May 9, 2011	169,990	169,992 [50,000]		0.421~1.430	General collateral	December 19, 2014 – September 20, 2019	*2

Total	—	¥2,215,962	¥2,711,377		—	—	—	—

	(In millions of U.S. dollars)
Description of bonds payable	Date of issuance	Balance at the beginning of current period		Balance at the end of current period		Interest rate (%)	Collateral	Maturity date	Remarks
Government guaranteed JBIC bonds 6th-8th, 13th, 17th	December 2, 2003 – June 18, 2008	$3,886 (USD 2,648,972,000 (EUR 1,249,006,000	) )	$ 2,182 [1,532 (USD 1,149,576,000 [USD 499,920,000 (EUR 749,871,000 [EUR 749,871,000	] ) ] ) ]	4.250~5.250	General collateral	June 18, 2013 – March 23, 2016	*1

Government guaranteed JFC (JBIC) foreign bonds 3rd, 5-9th	June 2, 2010 – February 7, 2012	8,670 (USD 9,487,752,000)		9,492 [1,249 (USD 9,491,631,000 [USD 1,249,435,000	] ) ]	1.875~2.875	General collateral	February 2, 2015 – February 7, 2019	*2

Government guaranteed JBIC foreign bonds 1st-7th	July 19, 2012 – March 6, 2014	2,272 (USD 1,993,929,000 (CAD 499,791,000	) )	9,134 (USD 7,975,922,000 (CAD 499,833,000 (GBP 423,666,000	) ) )	0.596~3.375	General collateral	July 19, 2017 – July 31, 2023

JBIC bonds 10th, 12th, 13th, 16th, 18th, 19th, 21st-23rd, 25th, 27th, 29th, 30th	February 6, 2004 – May 29, 2008	5,052		3,886 [486	]	1.340~2.090	General collateral	December 20, 2013 – December 19, 2025	*1

JFC corporate bonds 3rd, 7th, 12th, 17th	October 29, 2009 – May 9, 2011	1,651		1,651 [486	]	0.421~1.430	General collateral	December 19, 2014 – September 20, 2019	*2

Total	—	$21,531		$26,345		—	—	—	—

Note	1.	The amounts of foreign currency-denominated bonds are shown in original currencies in parentheses ( ).

	2.	Figures indicated in brackets [ ] represent the amounts to be redeemed within one year.

	3.	JBIC assumed the obligations in respect of the government guaranteed JBIC bonds and the JBIC bonds (Note 1) which had been issued by JBIC before JFC was established, and JBIC and JICA are jointly responsible for these obligations in accordance with the JBIC Act.

JBIC also assumed from JFC the obligations concerning the government guaranteed JFC (JBIC) foreign bonds and the JFC corporate bonds (Note 2), and JBIC and JFC are now jointly responsible for these obligations pursuant to the JBIC Act.

	4.	The redemption schedule of bond payable for each of the next five years as of March 31, 2014 is as follows:

	(In millions of yen)
	Within 1 year	After 1 year but within 2 years	After 2 year but within 3 years	After 3 year but within 4 years	After 4 year but within 5 years
Amount	¥386,347	¥575,658	¥461,680	¥352,425	¥663,250

	(In millions of U.S. dollars)
	Within 1 year	After 1 year but within 2 years	After 2 year but within 3 years	After 3 year but within 4 years	After 4 year but within 5 years
Amount	$3,754	$5,593	$4,486	$3,424	$6,444

28. Borrowings

Borrowings as of March 31, 2014 are as follows;

	Balance at the beginning of current period (In millions of yen)	Balance at the end of current period (In millions of yen)	Balance at the end of current period (In millions of U.S. dollars)	Average interest rate (%)	Due date of payment
Borrowed money	¥7,234,598	¥8,407,707	$81,692	0.62	—
Borrowings	7,234,598	8,407,707	81,692	0.62	April 2014 – November 2023
Lease obligation (Due within one year)	23	10	0	—	—
Lease obligation (Due after one year)	35	27	0	—	March 2018
Other interest-bearing liabilities	105,240	63,140	613	0.04	—
Cash collateral received for financial instruments	105,240	63,140	613	0.04	—

Note	1.	Average interest rates represent the weighted-average interest rates of debts calculated from the interest rates and balances of debt outstanding as at the end of the current period.

	2.	As for the lease obligation, there is no average lease rate since the short-cut method is applied for these transactions.

	3.	There is no fixed maturity date for the repayment of cash collateral received for financial instruments.

	4.	Borrowed money and lease obligation maturities for the next five years as of March 31, 2014 are as follows;

	(In millions of yen)
	Within 1 year	After 1 year but within 2 years	After 2 year but within 3 years	After 3 year but within 4 years	After 4 year but within 5 years
Borrowings	¥966,128	¥1,027,076	¥681,156	¥1,047,388	¥3,977,258
Lease obligations	10	10	10	6	—

	(In millions of U.S. dollars)
	Within 1 year	After 1 year but within 2 years	After 2 year but within 3 years	After 3 year but within 4 years	After 4 year but within 5 years
Borrowings	$9,387	$9,979	$6,618	$10,177	$38,644
Lease obligations	0	0	0	0	—

29. Reserves

Reserves as of March 31, 2014 are as follows;

	(In millions of yen)
	Balance at the beginning of current period	Increase during the fiscal year	Decrease during the fiscal year (use for purpose)	Decrease during the fiscal year (others)	Balance at the end of current period
Allowance for loan losses	¥138,891	¥42,584	¥—	¥52,590	¥128,885
General allowance for loan losses	32,612	39,616	—	32,612	39,616
Specific allowance for loan losses	86,387	—	—	86	86,300
Allowance for possible losses on specific overseas loans	19,891	2,968	—	19,891	2,968
Provision for bonuses	445	483	445	—	483
Provision for directors’ bonuses	5	5	5	—	5
Provision for directors’ retirement benefits	29	6	15	—	20

Total	¥139,372	¥43,080	¥466	¥52,590	¥129,395

	(In millions of U.S. dollars)
	Balance at the beginning of current period	Increase during the fiscal year	Decrease during the fiscal year (use for purpose)	Decrease during the fiscal year (others)	Balance at the end of current period
Allowance for loan losses	$1,350	$413	$—	$511	$1,252
General allowance for loan losses	317	385	—	317	385
Specific allowance for loan losses	839	—	—	0	839
Allowance for possible losses on specific overseas loans	194	28	—	194	28
Provision for bonuses	4	5	4	—	5
Provision for directors’ bonuses	0	0	0	—	0
Provision for directors’ retirement benefits	0	0	0	—	0

Total	$1,354	$418	$4	$511	$1,257

Note	The main factors in the decrease during the fiscal year in each of the following reserves is as follows:

General allowance for possible loan losses: Decrease is due to reversal

Specific allowance for possible loan losses: Decrease is due to collection, etc.

Allowance for possible losses on specific overseas loans: Decrease is due to reversal

30. Asset Retirement Obligation

Not applicable

31. Components of major assets and liabilities

Components of major assets and liabilities as of March 31, 2014 are as follows:

(a) Assets:

(i)	Due from banks:	Deposits with Bank of Japan (¥42,366 million ($412 million)) and other banks (¥680,822 million ($6,616 million))

(ii)	Other securities:	Foreign securities (¥227,201 million ($2,208 million))

(iii)	Prepaid expenses:	General and administrative expenses (¥317 million ($3 million))

(iv)	Accrued income:	Accrued interest on loans (¥34,737 million ($338 million)), and others

(v)	Other:	Guarantees other (¥139 million ($1 million)) and suspense payments (¥131 million ($1 million))

(b) Liabilities

(i)	Accrued expenses:	Accrued interest on borrowings and rediscounts (¥15,546 million ($151 million)), accrued interest on bonds (¥13,167 million ($128 million)), and others

(ii)	Unearned revenue:	Guarantee commission (¥51,975 million ($505 million)), and others

(iii)	Other liabilities	Suspense receipts (¥170 million ($2 million)), and others